UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Kinsale Capital Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2221 Edward Holland Drive
Suite 600
Richmond, VA 23230

April 13, 2020
Dear Stockholder:
We cordially invite you to attend Kinsale Capital Group, Inc.’s Annual Meeting of Stockholders. The meeting will be held at The Commonwealth Club, 401 W. Franklin Street, Richmond, VA 23220 at 10:30 A.M., Eastern Daylight Time, on May 28, 2020.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.
Thank you for your support of Kinsale Capital Group, Inc.
Sincerely,

Michael P. Kehoe
President and Chief Executive Officer

2221 Edward Holland Drive, Suite 600
Richmond, VA 23230
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:30 A.M., Eastern Daylight Time, on May 28, 2020

Place(1)	The Commonwealth Club, 401 W. Franklin Street, Richmond, VA 23220

Items of Business
1. To elect the seven directors identified in the accompanying proxy statement to serve a one-year term until the 2021 Annual Meeting of Stockholders;

2. To hold an advisory vote on executive compensation;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year 2020; and

4. To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof if you were a holder of shares of our common stock of record at the close of business on March 30, 2020.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. If you are a stockholder of record, you may vote via the Internet at http://www.envisionreports.com/KNSL, or, if you have received a printed copy of these proxy materials by mail, you may vote by phone or by signing, dating, and returning your proxy card in the prepaid envelope provided. If you are a beneficial owner, you should follow the voting instructions provided by your broker, bank or other intermediary.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 28, 2020. Kinsale Capital Group, Inc.’s Proxy Statement and Annual Report to Stockholders are available at: http://www.edocumentview.com/KNSL.

By Order of the Board of Directors,
April 13, 2020	/s/ Amanda Viol
Richmond, Virginia	Amanda Viol
Secretary

(1) Although we intend to hold the Annual Meeting in person, we are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) outbreak.  The health and well-being of our employees and our stockholders are paramount.  As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide the hold the meeting in a virtual-only format over the Internet.  Any such changes regarding the Annual Meeting will be announced in a press release and the filing of additional proxy materials with the SEC.

2221 Edward Holland Drive
Suite 600
Richmond, VA 23230

PROXY STATEMENT
The Board of Directors of Kinsale Capital Group, Inc. (the “Company,” the "Board," “we,” “us” or “our”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders to be held at 10:30 A.M., Eastern Daylight Time, on May 28, 2020, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at The Commonwealth Club, 401 W. Franklin Street, Richmond, VA 23220. A Notice of Internet Availability of Proxy Materials (the “Proxy Notice”), containing instructions on how to access this Proxy Statement and our Annual Report to Stockholders online, was mailed to stockholders on or about April 13, 2020. On that date, we also began mailing a full set of proxy materials to those stockholders who had previously requested paper copies of our proxy materials.
If you received the Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or our Annual Report to Stockholders. Instead, the Proxy Notice instructs you how you may access this information online and instructs you how you may submit your proxy. If you would like to receive a printed copy of our proxy materials, including our Annual Report to Stockholders, you should follow the instructions for requesting such materials included in the Proxy Notice.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING
Why am I receiving these materials?
We are providing these proxy materials to you in connection with the solicitation, by the Board, of proxies to be voted at our Annual Meeting and at any adjournment or postponement thereof. You are receiving this Proxy Statement because you were a Company stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders.
How do I obtain electronic access to the Annual Report to Stockholders and proxy materials?
This Proxy Statement and our Annual Report to Stockholders are available at http://www.edocumentview.com/KNSL. If you are a stockholder of record, you may elect to receive future annual reports or proxy statements electronically by so indicating on our proxy voting website at http://www.envisionreports.com/KNSL or on your proxy card. If you hold your shares in “street name,” you should contact your broker, bank or other intermediary for information regarding electronic delivery of proxy materials.
An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal 1: To elect the seven directors identified in this Proxy Statement to serve until the 2021 Annual Meeting of Stockholders;

•	Proposal 2: To hold an advisory vote on executive compensation;

•	Proposal 3: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2020; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
What is the Board’s voting recommendation?
The Board recommends that you vote your shares:

•	“FOR” the election of the seven directors identified in this Proxy Statement to serve a one-year term until the 2021 Annual Meeting of Stockholders;

•	“FOR” the approval, on an advisory basis, of the compensation of our executive officers; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020.
What shares owned by me can be voted?
All shares owned by you as of the Record Date, which is the close of business on March 30, 2020, may be voted by you. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.
Who is entitled to vote at the Annual Meeting?
All stockholders who owned common shares as of the Record Date, which is the close of business on March 30, 2020, may vote at the Annual Meeting, either in person or by proxy. Each common stock holder is entitled to one vote on each matter properly brought before the Annual Meeting. On the Record Date, we had approximately 22,253,823 shares of our common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with the transfer agent of our common stock, Computershare Inc. (“Computershare”), you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers or to vote in person at the Annual Meeting. You may vote by phone, via the Internet, or, if you have received a printed copy of these proxy materials by mail, by signing, dating, and returning your proxy card in the prepaid envelope provided.
Beneficial Owner. If your shares are held in an account at a broker, bank or other intermediary, like many of our stockholders, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other intermediary how to vote your shares, and you are also invited to attend the Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or other intermediary that is the stockholder of record of your shares giving you the right to vote the shares at the Annual Meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If available, you may also vote by proxy on the Internet or by telephone. Your broker, bank or other intermediary mailed you a proxy notice or proxy card with voting instructions.
How can I vote my shares in person at the Annual Meeting?
Stockholders of record and beneficial owners as of Record Date may vote in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of ownership of our common stock on the Record Date, such as a proxy card or the legal proxy, voting instruction card provided by your broker, bank or other intermediary, as well as proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the Annual Meeting by proxy. If you are a stockholder of record, you may vote via the Internet at http://www.envisionreports.com/KNSL, or, if you have received a printed copy of these proxy materials by mail, you may vote by phone or by signing, dating, and returning your proxy card in the prepaid envelope provided. If you are a beneficial owner, you should follow the voting instructions provided by your broker, bank or other intermediary. Mailed proxy cards must be received no later than May 27, 2020 in order to be counted for the annual meeting.
What is the quorum requirement for the Annual Meeting?
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority of our capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the particular matter on which the broker has expressly not voted. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 1, 2 and 3).

Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.
What happens if I do not give specific voting instructions?
If your shares are held in “street name” and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 3 (Ratification of Independent Registered Public Accounting Firm) is considered a routine matter. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. For routine matters, any shares represented by proxies that are marked to “ABSTAIN” from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a routine matter.

Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote on Executive Compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the votes for Proposal 1 and 2. However, broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the Annual Meeting.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1-Election of seven directors	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal 2-Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal 3-Ratification of auditors for fiscal year 2020	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes
With respect to Proposals 1, 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote.

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted as described above in “What happens if I do not give specific voting instructions?”
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who will count the vote?
A representative of Computershare will tabulate the votes and act as the inspector of election.
Can I revoke my proxy or change my vote?
Yes. You may revoke your proxy or change your voting instructions prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions). Your new vote must be received by 11:59 p.m. Eastern Daylight Time on May 27, 2020. You may also enter a new vote by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.
Who will bear the cost of soliciting votes for the Annual Meeting?
We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse the transfer agent, brokerage firms and other persons representing beneficial owners of shares of our common stock for their expenses in forwarding solicitation material to such beneficial owners.
Where may I request a separate copy of this Proxy Statement or the Annual Report to Stockholders if I share an address with other stockholders?
To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. A separate proxy card will be included with the proxy materials for each stockholder. Any stockholder of record who wishes to receive a separate copy of this Proxy Statement or our Annual Report to Stockholders as filed with the SEC without charge may (i) call us at 804-289-1272 or (ii) mail a request to: Kinsale Capital Group, Inc., 2221 Edward Holland Drive, Suite 600, Richmond, VA 23230, Attention: Secretary, and we will promptly deliver the requested materials to you at no additional cost to you. You may also obtain our Annual Report to Stockholders, as well as this Proxy Statement, on the SEC’s website (www.sec.gov), or on our website at http://ir.kinsalecapitalgroup.com.
Is my vote confidential?
Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. We have designated Computershare to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of our officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to us from time to time and publicly announced at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 13, 2020 regarding the beneficial ownership of our common shares by (1) each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of our outstanding common shares, (2) each of our directors, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. In addition, except as otherwise indicated, the address for each person named below is c/o Kinsale Capital Group, Inc. 2221 Edward Holland Drive, Suite 600, Richmond, Virginia, 23230.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as issued and outstanding all shares that a person would receive upon exercise of options held by that person that are immediately exercisable or exercisable within 60 days of March 13, 2020. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as issued and outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities.

	Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Number of Shares	% of Class
Greater than 5% Stockholders:
Blackrock, Inc.(1)	2,568,628	11.5
Baron Capital Group, Inc. and affiliated entities(2)	1,773,410	8.0
The Vanguard Group(3)	1,741,339	7.8
JPMorgan Chase & Co.(4)	1,822,689	8.2

Named Executive Officers and Directors:
Michael P. Kehoe(5)	1,056,631	4.7
Brian D. Haney(6)	182,249	*
Bryan P. Petrucelli(7)	99,947	*
Ann Marie Marson(8)	126,380	*
Diane D. Schnupp(9)	2,386	*
Steven J. Bensinger(10)	38,706	*
Anne C. Kronenberg(11)	9,012	*
Robert Lippincott III(12)	20,314	*
James J. Ritchie(13)	25,264	*
Frederick L. Russell, Jr.(14)	41,474	*
Gregory M. Share(15)	33,019	*
All executive officers and directors as a group (11 persons)	1,635,382	7.3
* Less than 1%.

(1) Information is based on a Schedule 13G filed with the SEC on February 10, 2020 by Blackrock, Inc. Blackrock, Inc. reported sole voting power over 2,515,570 shares of common stock and dispositive power over 2,568,628 shares of common stock. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2) Information is based on a Schedule 13G filed with the SEC on February 13, 2020 by BAMCO Inc /NY/ (the “BAMCO 13G”). Baron Capital Group, Inc. and its subsidiaries BAMCO, Inc. and Baron Capital Management, Inc., reported beneficial ownership in the aggregate of 1,773,410 shares of common stock. According to the BAMCO 13G, (i) Baron Capital Group, Inc. and Ronald Baron, who owns a controlling interest in Baron Capital Group, Inc., have shared voting power over 1,681,792 shares of common stock and shared dispositive power over 1,773,410 shares of common stock, (ii) BAMCO Inc. has shared voting power over 1,558,649 shares of common stock and shared dispositive power over 1,650,267 shares of common stock and (iii) Baron Capital Management, Inc. has shared voting and dispositive power over 123,143 shares of common stock. The address of BAMCO, Inc., Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron is 767 Fifth Avenue, 49th Fl, New York, NY 10153.
(3) Information is based on a Schedule 13G filed with the SEC on February 10, 2020 by The Vanguard Group. The Vanguard Group reported sole voting power over 43,309 shares of common stock and sole dispositive power over 1,694,845 shares of common stock. The Vanguard Group reported shared voting power over 5,972 shares of common stock and shared dispositive power over 46,494 shares of common stock. The address of the Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(4) Information is based on a Schedule 13G filed with the SEC on January 15, 2020 by JPMorgan Chase & Co. JPMorgan Chase & Co. reported sole voting power over 1,738,469 shares of common stock and sole dispositive power over 1,822,689 shares of common stock. The address of JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.
(5) Consists of (i) 326,347 shares of common stock and 19,444 shares of restricted stock held by Michael P. Kehoe directly, (ii) 59,102 shares of common stock Mr. Kehoe has the right to acquire pursuant to options that are currently exercisable, and (iii) 651,738 shares of common stock held by M.P. Kehoe, LLC, of which Mr. Kehoe is the sole manager.
(6) Consists of (i) 161,518 shares of common stock and 6,481 shares of restricted stock held by Brian D. Haney directly and (ii) 14,250 shares of common stock Mr. Haney has the right to acquire pursuant to options that are currently exercisable.
(7) Consists of (i) 52,216 shares of common stock and 6,481 shares of restricted stock held by Bryan P. Petrucelli directly and (ii) 41,250 shares of common stock Mr. Petrucelli has the right to acquire pursuant to options that are currently exercisable.
(8) Consists of (i) 105,334 shares of common stock and 6,481 shares of restricted stock held by Ann Marie Marson directly and (ii) 14,565 shares of common stock Ms. Marson has the right to acquire pursuant to options that are currently exercisable.
(9) Consists of 2,386 shares of common stock held by Diane D. Schnupp directly.
(10) Consists of (i) 23,687 shares of common stock and 738 shares of restricted stock held by Steven J. Bensinger directly and (ii) 14,281 shares of common stock Mr. Bensinger has the right to acquire pursuant to options that are currently exercisable.
(11) Consists of (i) 5,993 shares of common stock and 738 shares of restricted stock held by Anne C. Kronenberg directly and (ii) 2,281 shares of common stock Ms. Kronenberg has the right to acquire pursuant to options that are currently exercisable.
(12) Consists of (i) 8,906 shares of common stock and 738 shares of restricted stock held by Robert Lippincott, III directly and (ii) 10,670 shares of common stock Mr. Lippincott has the right to acquire pursuant to options that are currently exercisable.
(13) Consists of (i) 18,245 shares of common stock and 738 shares of restricted stock held by James J. Ritchie directly and (ii) 6,281 shares of common stock Mr. Ritchie has the right to acquire pursuant to options that are currently exercisable.
(14) Consists of (i) 738 shares of restricted stock held by Frederick L. Russell, Jr. directly, (ii) 17,170 shares of common stock Mr. Russell has the right to acquire pursuant to options that are currently exercisable and (iii) 23,566 shares of common stock held by The Frederick L. Russell, Jr. Revocable Trust, of which Mr. Russell is the trustee.
(15) Consists of (i) 738 shares of restricted stock held by Gregory M. Share directly and 2,281 shares of common stock Mr. Share has the right to acquire pursuant to options that are currently exercisable and (ii) 30,000 shares of common stock held by Ambina Partners LLC, of which Mr. Share is the sole member.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will be asked to consider seven nominees for election to the Board to serve a one-year term until the 2021 annual meeting of stockholders.

The names of the seven nominees for director, their current positions and offices, tenure as a Company director, and their board committee memberships are set forth in the table below. All of the nominees are current Company directors and have been determined by the Board to be independent, with the exception of Mr. Kehoe. The Compensation, Nominating and Corporate Governance Committee of the Board (the “CNCG Committee”) has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote of our stockholders at the Annual Meeting. The Board unanimously approved the CNCG Committee’s recommendation at its meeting on February 27, 2020.

The Board expects each nominee to be able to serve if elected. If a nominee is unable to serve, your proxy may be voted for any substitute candidate nominated by the Board. In accordance with our current Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws ("By-laws"), the seven nominees receiving the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be elected for a one-year term.

Name	Position with Company	Age	Director Since	Committee Membership
Michael P. Kehoe	Chief Executive Officer, President and Director	53	2009	Investment Committee
Steven J. Bensinger	Director	65	2015	Audit Committee, CNCG Committee
Anne C. Kronenberg	Director	60	2017	Audit Committee, Chair of Investment Committee
Robert Lippincott III	Chair of the Board	73	2010	Chair of CNCG Committee
James J. Ritchie	Director	65	2013	Chair of Audit Committee
Frederick L. Russell, Jr.	Director	60	2010	CNCG Committee, Investment Committee
Gregory M. Share	Director	46	2017	CNCG Committee, Investment Committee

The following is additional information about each of the nominees as of the date of this Proxy Statement.

Michael P. Kehoe has served as our Chief Executive Officer and President, and as one of our directors, since June 2009 when he founded Kinsale. From 2002 to 2008, Mr. Kehoe was the President and Chief Executive Officer at James River Insurance Company, and before that, served in various senior positions at Colony Insurance Company from 1994 to 2002, finishing as Vice President of Brokerage Underwriting. Mr. Kehoe received a B.A. in Economics from Hampden-Sydney College and a J.D. from the University of Richmond School of Law.

We believe Mr. Kehoe’s qualifications to serve on the Board include his over 25 years of underwriting and claims experience in the property & casualty industry.

Steven J. Bensinger has served as one of our directors since July 2015. Mr. Bensinger currently serves as Partner and Senior Advisor with TigerRisk Partners LLC, a privately-held reinsurance broker, strategic and risk capital advisor to the insurance industry. Prior to joining TigerRisk in October 2015, Mr. Bensinger was a Senior Managing Director at FTI Consulting in its Global Insurance Services Practice. From January 2010 to June 2011, he served as Executive Vice President and Chief Financial Officer at The Hanover Insurance Group. From September 2002 to October 2008, Mr. Bensinger held a number of senior executive positions at American International Group, Inc. (AIG), including Chief Financial Officer. He was appointed Vice Chairman, Financial Services, in May 2008 in addition to retaining Chief Financial Officer responsibilities. Mr. Bensinger has also held senior positions with Combined Specialty Group, Inc. (Aon), Chartwell Re Corporation, Skandia America Corporation and Coopers & Lybrand, a predecessor firm of PricewaterhouseCoopers. Mr. Bensinger is a director of Protective Insurance Corporation and a director of The Doctors Company. He received a B.S. from New York University's Leonard N. Stern School of Business.

We believe Mr. Bensinger’s qualifications to serve on the Board include his more than 30 years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business.

Anne C. Kronenberg has served as one of our directors since June 2017. Since May 2010, Ms. Kronenberg has been a member of the Board of the Woodshole Oceanographic Institution, a non-profit organization dedicated to ocean research, exploration and education where she serves as Treasurer and Head of the Finance Committee and also serves on the Audit and Risk Committee, Endowment Committee and Retirement Plan Committee. From August 2003 to January 2010, Ms. Kronenberg was a Managing Director and the Co-head of North American Insurance Investment Banking at J.P. Morgan. Prior to J.P. Morgan, Ms. Kronenberg was a Managing Director in Insurance Investment Banking with Citigroup Solomon Smith Barney from August 1997 to August 2003. Earlier in her career, Ms. Kronenberg was a Principal in Investment Banking at Morgan Stanley both in New York and in London. Ms. Kronenberg is a director of Transamerica Financial Life Insurance Company. She received a Sc.B. in Physics and Philosophy from Brown University and an M.S. in Finance from MIT Sloan School of Management.

We believe Ms. Kronenberg’s qualifications to serve on the Board include her more than 20 years of experience in the insurance and financial services industries.

Robert Lippincott, III has served as Chair of the Board since March 2015, and has served as one of our directors from July 2010. Mr. Lippincott is the President of Lippincott Consulting, LLC. From November 2005 to September 2006, Mr. Lippincott was the Interim Chief Executive Officer of Quanta Capital Holdings Inc., and before that served as Executive Vice President at Towers Perrin Re. Prior to Towers Perrin, Mr. Lippincott was the Chairman and Chief Executive Officer of the AXA Property and Casualty Reinsurance companies, which he founded in October 1983. Mr. Lippincott was also a director at Quanta Capital Holdings Inc. and AXA Art Insurance Company. He received a B.S. in Marketing and Management Science from St. Joseph’s College.

We believe Mr. Lippincott’s qualifications to serve on the Board include his 50 years of insurance experience in underwriting and executive positions.

James J. Ritchie has served as one of our directors since January 2013. From 2001 until his retirement in 2003, Mr. Ritchie served as Managing Director and Chief Financial Officer of White Mountains Insurance Group, Ltd.'s OneBeacon Insurance Company, a specialty insurance company, and as the group Chief Financial Officer for White Mountains Insurance Group, Ltd., a financial services holding company. From July 1986 to December 2000, he worked at CIGNA Corporation, where he held a number of senior executive positions. Mr. Ritchie is currently Chairman of the Audit Committee of Nuveen Churchill BDC Inc. Mr. Ritchie’s former board experience includes Chairman of the Board and Audit Committee of: Brightsphere Investment Group plc., Fidelity & Guaranty Life Insurance Company (formerly Old Mutual Financial Life Insurance Company, Inc.), and Quanta Capital Holdings Ltd. Mr. Ritchie was also an Audit Committee Chair of Ceres Group, Inc. and Lloyd’s Syndicate 4000, Chairman of the Audit and Risk Committee of Old Mutual Bermuda, and a director of KMG America Corporation. He is a member of the National Association of Corporate Directors and the American Institute of Certified Public Accountants. Mr. Ritchie received a B.A. in Economics with honors from Rutgers College and an M.B.A. from Rutgers Graduate School of Business Administration.

We believe Mr. Ritchie’s qualifications to serve on the Board include his extensive background in finance, substantial board experience, strategic and operational leadership and wide-ranging knowledge of operational, risk and control initiatives. His background in financial risk and regulation provides valuable guidance to the Board and our Company in addressing risk management.

Frederick L. Russell, Jr. has served as one of our directors since April 2010. Mr. Russell has been a Managing Partner at Virginia Capital Partners since its inception in 1997. Mr. Russell received a B.S. from the McIntire School of Commerce at the University of Virginia and an M.B.A. from the University of Pennsylvania, The Wharton School.

We believe Mr. Russell’s qualifications to serve on the Board include his more than 25 years of venture capital and private equity experience.

Gregory M. Share has served as one of our directors since August 2017, and was previously a member of the Board from its inception in June 2009 to March 2015. Mr. Share is Managing Partner of Ambina Partners, LLC, an investment firm focused on software and financial services companies. Previously, Mr. Share served as Partner at Moelis Capital Partners LLC from August 2008 to March 2015, and as Managing Director of Fortress Investment Group LLC from August 2003 to July 2008. Prior to joining Fortress, Mr. Share served as Vice President at Madison Dearborn Partners, LLC from August 1998 to July 2003. Mr. Share is a director of RDL Realization Plc. Mr. Share received a B.S. in Economics from the University of Pennsylvania, The Wharton School.

We believe Mr. Share’s qualifications to serve on the Board include his more than 20 years of private equity investment experience.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES TO SERVE AS DIRECTORS.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors
The Board currently consists of seven directors. At the Annual Meeting, all directors will be elected to a one-year term until the next annual meeting of stockholders.
Board Leadership Structure
Our By-Laws provide flexibility to the Board in choosing a Chair of the Board and a Chief Executive Officer by providing that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interests of the Company and our stockholders to combine the roles of Chief Executive Officer and Chair of the Board in the same person. Currently, Robert Lippincott III serves as our Chair of the Board and Michael P. Kehoe serves as our Chief Executive Officer.
Director Independence
The rules of The Nasdaq Stock Market (“Nasdaq”) require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Under the rules of Nasdaq, a director will only qualify as an “independent director” if such person is not an executive officer or employee of the company and, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Except for Mr. Kehoe, who is Chief Executive Officer and President of the Company, all director nominees are independent within the meaning of the independent director guidelines of Nasdaq. In addition, our Audit Committee and CNCG Committee meet the independent director guidelines of Nasdaq.
Director Attendance
Each director attended at least 75% of the aggregate meetings of the Board and committees that he/she served on during 2019 while he/she was in office.
The Board held five meetings and acted eight times by unanimous written consent during 2019.
The Company does not have a policy about directors' attendance at the Annual Meeting of Stockholders. All director nominees and directors at the time, attended the 2019 Annual Meeting of Stockholders.
Committees of the Board
We have three standing committees of the Board: the Audit Committee; the CNCG Committee; and the Investment Committee.
Audit Committee

Our Audit Committee consists of Mr. Ritchie, who serves as the Chair, and Mr. Bensinger and Ms. Kronenberg. Nasdaq listing rules require each company to have an audit committee of at least three members. Each member of the Audit Committee must meet independence standards under Nasdaq listing rules and Rule 10A-3 of the Exchange Act. The Board has determined that each Mr. Ritchie, Mr. Bensinger and Ms. Kronenberg meets these independence standards. The Board has determined that Mr. Ritchie qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K, and possesses financial sophistication as defined under Nasdaq listing rules.
The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to:

•	the quality and integrity of our financial statements and our financial reporting process;

•	external auditing and the independent registered public accounting firm’s qualifications and independence;

•	the performance of our independent registered public accounting firm;

•	the integrity and effectiveness of our systems of internal accounting and financial controls; and

•	our compliance with legal and regulatory requirements.
In so doing, the Audit Committee is responsible for maintaining free and open communication between the committee, our independent registered public accounting firm and our management. In this role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of our Company and has the power to retain outside counsel or other experts for this purpose.
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee meets in executive session with the independent registered public accounting firm at least quarterly. For further information, the Audit Committee charter may be accessed at http://ir.kinsalecapitalgroup.com.
The Audit Committee held eight meetings during 2019.
Compensation, Nominating and Corporate Governance Committee
The CNCG Committee consists of Mr. Lippincott, who serves as the Chair, and Messrs. Bensinger, Russell and Share. Except under exceptional and limited circumstances, Nasdaq listing rules require each company to have a compensation committee of at least two members. Each committee member must be an independent director as defined under Rule 10A-3. The Board has determined that each of the committee members meets these independence standards.

The CNCG Committee assists the Board with reviewing the performance of our management in achieving corporate goals and objectives and assuring that our executives are compensated effectively in a manner consistent with our strategy, competitive practice and the requirements of appropriate regulatory bodies. Toward that end, the CNCG Committee, among other responsibilities, reviews and approves director and executive officer compensation, incentive compensation and equity-based compensation plans, and employee benefit plans. From time to time, the CNCG Committee may form subcommittees, consisting of no fewer than two members, and delegate such power and authority as deemed appropriate. The CNCG Committee also assists the Board by:

•	identifying individuals qualified to become board members;

•	recommending to the Board the director nominees for the next annual meeting of stockholders;

•	leading the Board in its annual review of performance and the Company’s executive compensation plans in light of such annual review;

•
evaluating annually the performance of the Chief Executive Officer and other executive officers in light of the goals and objectives of the Company’s executive compensation plans and make recommendations to the Board with respect to these executives’ compensation level based on this evaluation;

•	evaluating annually the level of compensation for directors; and

•	recommending a code of conduct to the Board.
Mr. Kehoe, our Chief Executive Officer and President, provides the CNCG Committee with his perspective on the performance of other executive officers and certain other senior officers of the Company, and presents compensation recommendations. The CNCG Committee considers recommendations from Mr. Kehoe in its review of executive officer compensation. In addition, Mr. Kehoe is involved in setting the business goals that are used as the performance goals for the bonus incentive plan, subject to Board approval.
The CNCG Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other adviser that it retains. The Company bears all expenses of such service providers. The CNCG Committee engaged an executive compensation consulting firm in 2016 to advise it on compensation matters prior to the Company's IPO. The CNCG Committee did not retain a compensation consultant during fiscal 2019, but may do so in the future.
Our CNCG Committee identifies individuals qualified to become board members, assists the Board in reviewing the background and qualifications of individuals being considered as director candidates, and recommends to the Board the director nominees for election by the stockholders, or appointment by the Board.

While the CNCG Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. Among attributes the CNCG Committee takes into account are: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability, dedication, conflicts of interest and such other relevant factors that the CNCG Committee considers appropriate in the context of the needs of the Board. The CNCG Committee may also take into account legal and regulatory independence requirements. The CNCG Committee selects candidates who have a mix of experiences and backgrounds that will enhance the quality of the Board’s interactions and decisions. The CNCG Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates and the sole authority to approve the search firm’s fees and other retention terms, such as fees to be borne by the Company.

The CNCG Committee will consider candidates recommended by stockholders for consideration as directors on the same basis it evaluates other candidates. For details on how stockholders may submit nominations for directors, see “Additional Information - Requirements for Stockholder Proposals to be Brought Before Next Year’s Annual Meeting.”

For further information, the CNCG Committee charter may be accessed at
http://ir.kinsalecapitalgroup.com.

The CNCG Committee held five meetings and acted three times by unanimous written consent during 2019.
Investment Committee
Our Investment Committee consists of Ms. Kronenberg, who serves as the Chair, and Messrs. Kehoe, Russell, and Share. The Investment Committee is appointed by the Board to assist in discharging the Board’s responsibilities in establishing and overseeing the Company’s investment policies and strategies and the implementation of such policies and strategies. The Board appointed Ms. Kronenberg as the Chair and Mr. Kehoe as a member of the Investment Committee during 2019.
The Investment Committee develops our investment policy and oversees our investment managers.
The Investment Committee held four meetings during 2019.
Risk Management Oversight
The Board oversees the risk management activities designed and implemented by our management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. The Board executes its oversight responsibility for risk management both directly and through its committees. The Board considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

The Board has delegated to the Audit Committee oversight of our risk management process. Our Audit Committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Board has delegated to the CNCG Committee the oversight of risk related to compensation policies. Our CNCG Committee also considers and addresses risk as it performs its responsibilities. Both standing committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk.
Stockholder Communications with the Board
Stockholders and interested parties may communicate with the Board by sending correspondence to the Board, a specific committee of the Board, or a director at: Kinsale Capital Group, Inc., Attn: Secretary, 2221 Edward Holland Drive, Suite 600, Richmond, VA 23230. The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board.
Our Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable director or directors at each regularly scheduled meeting. The Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

Compensation Committee Interlocks and Insider Participation
None of the members of our CNCG Committee and none of our executive officers has had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participating in compensation decisions.
Code of Conduct
We have a Code of Conduct applicable to our directors, officers and employees that complies with the requirements of applicable rules and regulations of the SEC and Nasdaq. This code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations; and

•	prompt internal reporting to an appropriate person or persons identified in the Code of Conduct of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct.
Our Code of Conduct is available at http://ir.kinsalecapitalgroup.com. Any amendments to the Code of Conduct will be disclosed on our website.
Director Compensation
The following table sets forth information concerning compensation earned by our non-employee directors for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Steven J. Bensinger	85,000	65,005	—	150,005
Robert Lippincott III	110,000	65,005	—	175,005
James J. Ritchie	105,000	65,005	—	170,005
Frederick L. Russell, Jr.	85,000	65,005	—	150,005
Anne C. Kronenberg	85,000	65,005	—	150,005
Gregory M. Share	85,000	65,005	—	150,005
(1) Represents the fair value of 1,170 restricted stock awards granted January 1, 2019, calculated in accordance with ASC 718. For information regarding assumptions underlying the valuation of equity awards, see Note 9 to our consolidated financial statements included in our Annual Report to Stockholders.
Directors who are also our employees receive no compensation for serving as directors. Non-employee directors, or their designees, received an annual retainer in the amount of $85,000 for their service on the Board. The Chair of the Board received an additional annual retainer of $25,000 and the Chair of the Audit Committee received an additional annual retainer of $20,000 for their service in those capacities. Directors do not receive any fees for attending board or committee meetings. We also reimburse all directors (including employee directors) for reasonable out-of-pocket expenses they incur in connection with their service as directors.
The number of unvested stock options and restricted stock awards outstanding as of December 31, 2019 for each director is detailed in the table below.

Name	Stock Options (#)	Restricted Stock Awards (#)
Steven J. Bensinger	4,000	1,170
Robert Lippincott III	4,000	1,170
James J. Ritchie	4,000	1,170
Frederick L. Russell, Jr.	—	1,170
Anne C. Kronenberg	—	1,170
Gregory M. Share	—	1,170
Our directors, or their designees, are eligible to receive grants of our common stock under the 2016 Omnibus Incentive Plan (the "2016 Incentive Plan") when and if determined by the Board, in consultation with the CNCG Committee, as well as non-qualified stock options and other equity-based awards. On January 1, 2019, each of our non-employee directors received 1,170 restricted stock awards, with a grant-date fair market value of $65,005. The restricted stock awards vested January 1, 2020.
Family Relationships
There are no family relationships among any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis (CD&A) describes the Company’s executive compensation philosophies, objectives and programs, as well as the compensation-related actions taken in fiscal year 2019 for the following named executive officers (NEOs):

Name
Michael P. Kehoe President and Chief Executive Officer Age 53
Mr. Kehoe has served as our Chief Executive Officer and President, and as one of our directors, since June 2009 when he founded Kinsale. From 2002 to 2008, Mr. Kehoe was the President and Chief Executive Officer at James River Insurance Company, and before that, served in various senior positions at Colony Insurance Company from 1994 to 2002, finishing as Vice President of Brokerage Underwriting. Mr. Kehoe received a B.A. in Economics from Hampden Sydney College and a J.D. from the University of Richmond School of Law.

Bryan P. Petrucelli Senior Vice President and Chief Financial Officer Age 54
Mr. Petrucelli has served as our Senior Vice President and Chief Financial Officer since March 2015, and as our Treasurer since December 2015, and before that, was our Vice President of Finance from 2009. Prior to his role at the Company, Mr. Petrucelli was a Senior Manager in Ernst & Young’s audit practice with over 13 years of experience serving clients in the insurance industry. Prior to Ernst & Young, Mr. Petrucelli spent seven years with Travelers Insurance Company, leaving as a senior auditor. Mr. Petrucelli received a B.B.A. in Finance from James Madison University and a Post Baccalaureate Certificate in Accounting from Virginia Commonwealth University. Mr. Petrucelli is a Certified Public Accountant.

Brian D. Haney Senior Vice President and Chief Operating Officer Age 50
Mr. Haney has served as our Senior Vice President and Chief Operating Officer since March 2015, and was previously our Chief Actuary from 2009. From 2002 to 2009, Mr. Haney was the Chief Actuary of James River Insurance Company, where he was responsible for the actuarial functions, as well as catastrophe modeling and the purchasing of ceded reinsurance. From 1997 to 2002, Mr. Haney was the Chief Actuary of Colony Insurance Company, and was previously a business manager at Capital One Financial Corporation. Mr. Haney began his career at GEICO as an actuarial associate. He is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Haney received a B.A. in Mathematics and Economics from the University of Virginia in 1992.

Ann Marie Marson Senior Vice President and Chief Claims Officer Age 62
Ms. Marson has served as our Senior Vice President and Chief Claims Officer since August 2009. From February 2003 to June 2009, Ms. Marson was the Senior Vice President and Chief Claims Officer at James River Insurance Company. Prior to James River Insurance Company, she served as Claims Vice President with ACE USA managing its National Claims Facility where she was accountable for a nationwide program focused on the resolution of aged, complex casualty claims. Ms. Marson received a B.A. in History and Political Science from Farleigh Dickinson University and a J.D. from Temple University Beasley School of Law.

Diane D. Schnupp Senior Vice President and Chief Information Officer Age 53
Ms. Schnupp, our Senior Vice President and Chief Information Officer, has been with the Company since May 2019. From July 2016 to May 2019, Ms. Schnupp served as Principal Consultant at Impact Makers, Inc., a management and technology consulting firm. Prior to serving in that role, Ms. Schnupp served as Chief Information Officer and Vice President of Capital Center, LLC, a licensed mortgage and real estate broker in Virginia, from October 2012 to June 2016. Ms. Schnupp also served as Director, Marketing Automation, at Genworth Financial, Inc., a Fortune 500 insurance holding company, from May 2008 to October 2012. Ms. Schnupp received a B.S. in Electrical Engineering from Virginia Tech and an M.S. in Technology Management from Virginia Commonwealth University.

In this CD&A section and the "Executive Compensation" section, when referring to the Chief Executive Officer (“CEO”) in any narrative disclosure, such reference is to the Company's CEO at the end of fiscal year 2019, Michael P. Kehoe.

Compensation Philosophy and Objectives
We seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We design the mix of our pay elements to most effectively support our strategic priorities of profitability, growth, operational excellence and the retention of high performing talent. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards, equity awards and other benefits.

Compensation Determination Process
The CNCG Committee is responsible for establishing, maintaining and overseeing our compensation and benefit policies. The CNCG Committee relies significantly on the input and recommendations of our CEO when evaluating factors relative to the compensation of the NEOs (other than the CEO). In addition, our CEO is involved in helping the CNCG Committee to set the business goals that are used as the performance goals for the bonus incentive plan, subject to Board approval. Our CEO provides the CNCG Committee with his assessment of the performance of each NEO and his perspective on the factors described below in developing his recommendations for each NEO’s compensation, including salary adjustments, equity grants and incentive bonuses. The CNCG Committee discusses our CEO’s recommendations and then approves or modifies the recommendations in collaboration with the CEO.
Our CEO’s compensation is determined by the CNCG Committee, which approves any adjustments to his base salary, performance incentive compensation and equity awards from year to year. The CNCG Committee makes determinations regarding our CEO’s compensation independently and without him present. Our CEO attends portions of the CNCG Committee meetings, but does not attend portions of those meetings related to making specific decisions on his compensation.
In addition to recommendations put forth by our CEO, other members of our executive team are involved in the compensation process by assembling data to present to the CNCG Committee. Other members of our executive management team also occasionally attend portions of the CNCG Committee meetings.

The CNCG Committee engaged an executive compensation consulting firm in 2016 to advise it on compensation matters prior to the Company's IPO. The CNCG Committee did not retain a compensation consultant during fiscal 2019, but may do so in the future. The CNCG Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other adviser that it retains. The Company bears all expenses of such service providers.

Risk Assessments
With respect to risk related to compensation matters, the CNCG Committee considers, in establishing and reviewing the Company’s compensation program, whether the program encourages unnecessary or excessive risk taking. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are tied to overall corporate performance. A portion of compensation provided to the executive officers may be in the form of options, restricted stock units and restricted stock that are important to help further align executives’ interests with those of the Company’s stockholders. The CNCG Committee believes that our compensation program does not encourage unnecessary or excessive risk-taking.

Executive Compensation Program Elements
We design the mix of our pay elements to most effectively support our strategic priorities of quality, growth, operational excellence and the retention of high performing talent. In 2019, our compensation consisted of the following components:
Base Salary
The CNCG Committee determined our NEOs’ base salary based on a number of factors, including:

◦	The nature, responsibilities and duties of the officer's position;

◦	The officer's expertise, demonstrated leadership ability and prior performance;

◦	The officer's salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and

◦	The competitiveness of the market for the officer's services.
We intend for the base salaries of our NEOs to provide a minimum level of compensation for highly qualified executives. The base salaries of our NEOs are subject to occasional modification based on an evaluation of each executive’s contribution, experience, responsibilities, external market data as well as the relative pay among senior executives at the Company. Each factor is considered on a discretionary basis without formulas or weights. We consider relative pay between executives because our perspective is that some consistency in pay emphasizes teamwork across the senior leadership level. In fiscal year 2019, as part of its annual review of executive compensation, the CNCG Committee reviewed the base salaries of our NEOs, focusing on the market competitiveness of salaries. The salaries of our NEOs in 2019 increased from 4% to 10% compared to their 2018 salaries. See "Executive Compensation - Summary Compensation Table" for amounts.
Annual Cash Incentive
We intend that bonuses paid to our NEOs will reward them for the achievement of successful financial, strategic, and operational performance over a short period of time. Each NEO was eligible to earn an annual cash incentive in 2019 under the 2019 bonus program, which covers all employees. In February of 2019, the CNCG Committee approved the bonus pool calculation parameters for 2019. The pool is determined by calculating the amount that is equal to 15% of actual underwriting profit in 2019. Actual underwriting profit is defined as earned premiums less net loss and loss adjustment expenses and underwriting expenses, before any deduction for bonuses.
The CNCG Committee selected underwriting profit as the basis for the bonus pool calculation because it believes it is a useful metric to evaluate the Company’s results of operations and our underlying business performance, without regard to investment income.

The CNCG Committee oversees the bonus program, retains discretion in evaluating the individual performance component, and approves the bonus payments of each NEO. Individual awards paid from the pool are determined based on a discretionary assessment of the individual's performance for the year (which takes into account the target bonus for such individual, which is 100% of base salary for Mr. Kehoe, 80% of base salary for Mr. Petrucelli, 65% of base salary for Mr. Haney and Ms. Marson, and 50% of base salary for Ms. Schnupp). Bonus awards are payable in cash by March 15th of the year following the performance year. Bonuses with respect to 2019 were paid to our CEO at approximately 127% of target level and to the other NEOs between approximately 125% and 151% of target level. See "Executive Compensation - Summary Compensation Table for amounts.

Equity Compensation
In connection with the completion of our IPO in July of 2016, we adopted the Kinsale Capital Group, Inc. 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”). Our 2016 Incentive Plan provides for grant of options, restricted stock awards, restricted stock units and other share-based awards to our officers, employees, directors, independent contractors and consultants. These awards are an important part of our long-term incentive compensation program which we use in order to strengthen the commitment of such individuals to us, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated individuals whose efforts are expected to result in our long-term growth and profitability. All of our outstanding equity awards are governed by the 2016 Incentive Plan. All of our equity awards are subject to vesting conditions and require each executive to remain employed with the Company for a period of time or risk forfeiting the award, except in the event of certain terminations of employment. We granted stock options to our NEOs in 2016 in connection with our IPO and granted restricted stock awards to our NEOs in 2018 and 2019.

Stock options are an important part of our philosophy for aligning pay for performance, as executives can realize value on their stock options only if the stock price of the Company increases over the exercise price of the stock option. The exercise price of each stock option is the closing price of our common stock on the date of grant. All options have a term of ten years and vest 25% annually for four years following the date of grant. Unvested options are forfeited if employment is terminated prior to the vesting date for any reason other than due to death or disability, as defined in the 2016 Incentive Plan. If employment terminates prior to the vesting date due to death or disability, as defined in the 2016 Incentive Plan, all unvested options will fully vest as of the termination date. Generally, upon an employee’s termination of employment with us, the employee will have 90 days following the date of such termination to exercise any vested options. If the employee’s termination is due to death or disability, as defined in the 2016 Incentive Plan, the employee or his/her estate, as applicable, may exercise vested options for six months. In no event will an employee be entitled to exercise the option after its original expiration date. All options will be forfeited if an employee’s employment is terminated for cause.

Restricted stock awards vest 25% annually for four years following the date of grant. All unvested restricted stock awards are forfeited if employment is terminated prior to the vesting date for any reason other than due to death or disability, as defined in the 2016 Incentive Plan. If employment terminates prior to the vesting date due to death or disability, as defined in the 2016 Incentive Plan, all unvested restricted stock awards will fully vest as of the termination date. During the period until the restricted stock awards are vested, the grantee has all the rights of a stockholder, including the right to vote the underlying shares of common stock. Any dividends associated with the restricted stock awards will be paid at the time such shares vest, and will not be paid if the shares do not vest.

See "Executive Compensation" for more information on options and restricted stock awards outstanding.

Retirement and Other Benefits
All of our employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan. Our NEOs are eligible to participate in these plans generally on the same basis as our other employees. We do not sponsor or maintain any deferred compensation or supplemental retirement plans in addition to our 401(k) plan. Our 401(k) plan provides substantially all employees with the ability to make pre- or post-tax retirement contributions in accordance with applicable IRS limits. Matching contributions are provided in an amount equal to 100% of the first 6% of elective contributions by the employee. The 401(k) plan matching contributions provided to our NEOs in 2019, 2018 and 2017 are reflected in the “Executive Compensation - Summary Compensation Table” section under the “All Other Compensation” column heading.

Anti-Hedging Policy
The Company’s insider trading plan prohibits executive officers, directors, and employees from hedging their ownership of Company common stock, including transactions in puts, calls, or other derivative instruments related to Company common stock. In addition, the Company’s insider trading plan prohibits executive officers, directors, and employees from placing shares of Company common stock in margin accounts, short sales, and pledging shares of Company common stock.

Employment Agreement
We have outstanding obligations under an employment agreement with Mr. Kehoe in connection with his commencement of employment by the Company. Please see the description of Mr. Kehoe's employment agreement in the section entitled "Executive Compensation - Employment Agreement".
We have not entered into employment agreements with any of our other NEOs.

Advisory Vote on Executive Compensation
Stockholders have the opportunity each year to cast a non-binding advisory vote to approve the executive compensation program. At the 2019 Annual Meeting of Stockholders, approximately 96 percent of the votes cast approved the Company's executive compensation program.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth the compensation of the Company's NEOs, which consist of the CEO, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2019.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)
Michael P. Kehoe Director, President and Chief Executive Officer	2019	541,667	700,000	749,921	—	18,513	2,010,101
	2018	500,000	—	749,971	400,000	17,534	1,667,505
	2017	500,000	—	—	400,000	17,480	917,480
Brian D. Haney Senior Vice President and Chief Operating Officer	2019	278,333	275,000	249,946	—	18,062	821,341
	2018	267,500	—	249,990	153,000	17,534	688,024
	2017	254,167	—	—	156,000	17,480	427,647
Bryan P. Petrucelli Senior Vice President and Chief Financial Officer	2019	295,000	300,000	249,946	—	18,494	863,440
	2018	267,500	—	249,990	153,000	17,534	688,024
	2017	254,167	—	—	156,000	17,480	427,647
Ann Marie Marson Senior Vice President and Chief Claims Officer	2019	272,500	250,000	249,946	—	20,816	793,262
	2018	258,317	—	249,990	147,000	17,534	672,841
	2017	249,083	—	—	153,000	17,480	419,563
Diane D. Schnupp Senior Vice President and Chief Information Officer(5)	2019	127,308	125,000	199,923	—	8,506	460,737

(1) Amounts represent discretionary annual bonus compensation earned by our NEOs under our annual cash bonus plan in respect of the 2019 fiscal year. See "Executive Compensation Program Elements - Annual Cash Incentive" above for more information on the 2019 bonus.
(2) Amounts represent the fair value of restricted stock awards granted June 1, 2019 and June 1, 2018, calculated in accordance with ASC 718. For information regarding assumptions underlying the valuation of equity awards, see Note 9 to our consolidated financial statements included in our Annual Report to Stockholders for the applicable fiscal years.
(3) Amounts represent annual performance bonus compensation earned by our NEOs under our annual cash bonus plan in respect of the 2018 and 2017 performance years. The bonuses were paid prior to March 15 of the year following the applicable performance year.
(4) Amounts represent (i) the Company's contributions to the tax qualified 401(k) plan of $16,800 in 2019 for Mr. Kehoe, Mr. Haney, and Mr. Petrucelli, and $7,638 for Ms. Schnupp, (ii) the Company's payment of long-term disability benefit tax gross-ups of $471 for Mr. Kehoe, $452 for Mr. Haney, Mr. Petrucelli, and Ms. Marson, and $264 for Ms. Schnupp, and (iii) life insurance premiums for each NEO.
(5) Ms. Schnupp joined the Company in May 2019. Amounts represent prorated amounts for the year.

Grants of Plan-Based Awards

The following table provides information about the non-equity incentive plan awards and restricted stock awards granted to the NEOs in 2019:

		All Other Stock Awards:	Grant Date Fair Value
		Number of Shares of Stock(1)	of Stock Awards
Name	Grant Date	(#)	($)
Michael P. Kehoe	6/1/2019	8,950	749,921
Brian D. Haney	6/1/2019	2,983	249,946
Bryan P. Petrucelli	6/1/2019	2,983	249,946
Ann Marie Marson	6/1/2019	2,983	249,946
Diane D. Schnupp	6/1/2019	2,386	199,923
(1) The number of shares of restricted stock awarded was determined by dividing the dollar amount granted by the CNCG Committee, by the Company's common stock price on the grant date, June 1, 2019. For additional information on the terms of the award, see the description of equity-based incentive compensation in the section above entitled "Compensation Discussion and Analysis."

Outstanding Equity Awards at Fiscal Year-End
The following table shows the outstanding equity awards held by the NEOs of the Company as of December 31, 2019, which consists of options to purchase common stock granted under our 2016 Incentive Plan in 2016 and restricted stock awards granted under our 2016 Incentive Plan in 2018 and 2019. For additional information about the option and other equity awards, see the description of equity-based incentive compensation in the section above entitled "Compensation Discussion and Analysis."

		Option Awards(1)			Stock Awards(2)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Number of shares that have not vested (#)	Market value of shares that have not vested ($)
Michael P. Kehoe	7/26/2016	67,182	42,394	16.00
	6/1/2018				10,494	1,066,820
	6/1/2019				8,950	909,857
Brian D. Haney	7/26/2016	18,750	13,750	16.00
	6/1/2018				3,498	355,607
	6/1/2019				2,983	303,252
Bryan P. Petrucelli	7/26/2016	41,250	13,750	16.00
	6/1/2018				3,498	355,607
	6/1/2019				2,983	303,252
Ann Marie Marson	7/26/2016	13,750	13,750	16.00
	6/1/2018				3,498	355,607
	6/1/2019				2,983	303,252
Diane D. Schnupp	6/1/2019				2,386	242,561
(1) Options were granted July 27, 2016 in connection with the IPO, vest 25% annually for four years following the date of grant, and expire on July 27, 2026.
(2) Restricted stock awards vest 25% annually for four years following the date of grant.

Option Exercises and Stock Vested

The following table shows options exercised by NEOs and restricted stock vested during the year ended December 31, 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)*	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)**
Michael P. Kehoe	40,000	2,769,287	3,498	293,097
Brian D. Haney	22,500	1,668,713	1,166	97,699
Bryan P. Petrucelli	—	—	1,166	97,699
Ann Marie Marson	27,500	1,972,300	1,166	97,699
Diane D. Schnupp	—	—	—	—

*Reflects the difference between the market price of the underlying securities at exercise and the exercise price of the options.
**Reflects the number of shares of restricted stock multiplied by the market value of the restricted stock on the vesting date.

Employment Agreement
Employment Agreement with Michael P. Kehoe
On June 4, 2009, Kinsale Management, Inc. entered into an employment agreement with Michael P. Kehoe, our Chief Executive Officer. The agreement had an initial term of three years and provides for automatic renewal for one year terms thereafter unless written notice not to extend the term is provided by Kinsale Management, Inc. or Mr. Kehoe at least 90 days prior to the end of the term.

Kinsale Management may terminate the agreement for cause (as defined in the agreement), without cause, upon disability and may permit the agreement to expire at the end of a term. Mr. Kehoe may terminate the agreement for good reason (as defined in the agreement), resign without good reason or permit the agreement to expire at the end of a term.
If Kinsale Management terminates the agreement without cause or permits the term to expire, or Mr. Kehoe terminates the agreement for good reason, Mr. Kehoe is entitled to continuation of his base salary and benefits for 12 months following the termination date, subject to Mr. Kehoe's execution and non-revocation of a release of claims. If Kinsale Management terminates the agreement for cause or disability, or Mr. Kehoe resigns without good reason or permits the term to expire, Kinsale Management has no further obligations to Mr. Kehoe, except as provided in any bonus or incentive plan. Mr. Kehoe is also subject to confidentiality covenants and one year post-termination non-competition and non-solicitation covenants under the agreement.
Potential Payments Upon Termination or Change in Control
The estimated incremental payments and benefits that would be provided to each of our NEOs upon certain terminations of employment are quantified in the following table, assuming termination of employment took place on December 31, 2019.

Name	Severance	Health and Welfare Benefits	Stock Options(2)	Restricted Stock(3)	Total Compensation
Michael P. Kehoe
Involuntary Not for Cause Termination or Voluntary Good Reason Termination(1)	550,000	14,136	—	—	564,136
Termination for Cause or Resignation without Good Reason	—	—	—	—	—
Death/Disability	—	—	3,631,470	1,976,677	5,608,147
Brian D. Haney
Death/Disability	—	—	1,177,825	658,859	1,836,684
Bryan P. Petrucelli
Death/Disability	—	—	1,177,825	658,859	1,836,684
Ann Marie Marson
Death/Disability	—	—	1,177,825	658,859	1,836,684
Diane D. Schnupp
Death/Disability	—	—	—	242,561	242,561

(1) Pursuant to his employment agreement, Mr. Kehoe is entitled to receive continuation of his base salary and benefits for 12 months following a termination of employment by the Company without cause, due to his resignation for good reason or due to expiration of the term.

(2) If employment terminates prior to the vesting date due to death or disability, all unvested options will fully vest as of the termination date. The amounts shown have been calculated using the difference between the closing stock price on December 31, 2019 and the exercise price, multiplied by the number of unvested options held by each NEO.

(3) If employment terminates prior to the vesting date due to death or disability, all unvested restricted stock awards will fully vest as of the termination date. The amounts shown have been calculated using the closing stock price on December 31, 2019, multiplied by the number of unvested restricted stock awards held by each NEO.

CEO Pay Ratio
The SEC has issued final rules implementing the provision of the Dodd-Frank Act that require a U.S. publicly-traded company to disclose in its proxy statement the ratio of its Chief Executive Officer’s compensation to that of its median employee. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions and to make reasonable estimates that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.
We had approximately 251 active employees as of December 31, 2019, excluding the CEO. We calculated the 2019 total compensation for this population in the same manner used to calculate Mr. Kehoe’s total compensation, as reflected in the Summary Compensation Table, and identified our median employee. Compensation for any employees who were employed for less than the full fiscal year was annualized.
Mr. Kehoe had 2019 total compensation of $2,010,101, while the median employee had 2019 total compensation of $101,166, for a ratio of 19.9 to 1.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about the Company's equity compensation plans as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	614,345	$16.00	938,846
Equity compensation plans not approved by stockholders	—	—	—
Total	614,345	$16.00	938,846
All of our equity awards are governed by our 2016 Incentive Plan. Our 2016 Incentive Plan provides for grant of options, restricted stock awards, restricted stock units and other share-based awards to our officers, employees, directors, independent contractors and consultants.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
The Board adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial owners of more than 5% of our common stock (or their immediate family members) is implicated, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the chairperson of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith in the exercise of its discretion. In the event that any member of our Audit Committee is not a disinterested person with respect to the related person transaction under review, that member is excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the Audit Committee will review and may, in its discretion, ratify the related person transaction retroactively.

The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety.

Director and Officer Indemnification Agreements

We entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Second Amended and Restated Certificate of Incorporation and By-Laws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Second Amended and Restated Certificate of Incorporation and By-Laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We believe that these indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help us to attract and retain qualified persons as directors and officers.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking stockholders to approve, in a non-binding advisory vote, the compensation of the named executive officers as disclosed in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the "Compensation Discussion and Analysis", "Executive Compensation," and "Equity Compensation Plan Information" sections of this Proxy Statement, and cast a vote “FOR” the following resolution:

“RESOLVED, that stockholders APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on us, the CNCG Committee or the Board. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. The Board and CNCG Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Board will consider the stockholders’ concerns and the CNCG Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING RESOLUTION TO APPROVE THE NAMED EXECUTIVE OFFICERS’ COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements as of and for the year ending December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG will be present at the Annual Meeting, have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

The Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF KPMG
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees billed for professional services rendered by KPMG LLP for the years ended December 31, 2019 and 2018 were as follows:

	2019	2018
Audit Fees	$638,500	$560,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$638,500	$560,500

Audit Fees.   Audit fees consist of fees related to (i) audits of the Company’s annual financial statements, internal control over financial reporting, and annual statutory statements, and interim reviews of quarterly financial statements, (ii) work generally only the independent registered public accounting firm can reasonably provide, such as consents and comfort letters, and (iii) associated expenses.
Pre-Approval of Services
The Audit Committee must review and pre-approve all audit and non-audit services performed by the Company’s independent auditor prior to the engagement. The Audit Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions at the next scheduled meeting.

COMMITTEE REPORTS
Report of the Audit Committee of The Board
Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for performing an assessment of the effectiveness of internal control. KPMG LLP (“KPMG”) is responsible for performing an independent audit of the Company’s financial statements and expressing opinions on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with the management of the Company and KPMG, with and without management present, the audited financial statements for the fiscal year ended December 31, 2019, management’s assessment of the Company’s internal control over financial reporting and KPMG’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. The Audit Committee also has considered whether KPMG’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report to Stockholders for the year ended December 31, 2019 for filing with the SEC.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm.
Audit Committee Members:
James J. Ritchie, Chair, Steven J. Bensinger, Anne C. Kronenberg

Compensation, Nominating, and Corporate Governance Committee Report

The CNGC Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" appearing in this Proxy Statement. Based on such review and discussions, the CNGC Committee recommended to the Board that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement for the Annual Meeting and incorporated by reference in our Annual Report to Stockholders for the fiscal year ended December 31, 2019.

Compensation, Nominating, and Corporate Governance Committee Members:
Robert Lippincott III, Chair, Steven J. Bensinger, Frederick L. Russell, Jr., Gregory M. Share

ADDITIONAL INFORMATION

Requirements for Stockholder Proposals to Be Brought Before Next Year’s Annual Meeting
In order for a proposal by a stockholder of the Company to be eligible to be included in the Company’s proxy statement for the 2021 annual meeting of stockholders pursuant to the proposal process mandated by SEC rules, the proposal must be received by the Company on or before December 14, 2020 and must comply with the informational and other requirements set forth in Regulation 14A under the Exchange Act.

Notice of any director nomination or other proposal that you intend to bring before the 2021 annual meeting of stockholders must be delivered to, or mailed and received by, our Secretary, at Kinsale Capital Group, Inc., 2221 Edward Holland Drive, Suite 600, Richmond, VA 23230 not earlier than the close of business on January 28, 2021 and not later than the close of business on February 27, 2021. However, if the date of the 2020 annual meeting of stockholders is advanced or delayed more than 25 days of May 28, 2021 (anniversary date of the 2020 Annual Meeting) then such notice must be received by us no later than the tenth day following the day on which notice of the date of the 2021 annual meeting was made or public announcement of the date of the meeting was first made by us, whichever first occurs. In addition, your notice must set forth the information required by our By-Laws with respect to each director nomination or other proposal that you intend to present at the 2021 annual meeting of stockholders. Copies of the provisions of our By-Laws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.
Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

PROXY CARD

KINSALE INSURANCE

VOTE

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A Proposals – The Board recommends a vote FOR all nominees and a vote FOR Proposals 2 and 3.

1. Election of seven directors:

Nominee	For	Against	Abstain
01 - Michael P. Kehoe	☐	☐	☐
02 - Steven J. Bensinger	☐	☐	☐
03 - Anne C. Kronenberg	☐	☐	☐
04 - Robert Lippincott III	☐	☐	☐
05 - James J. Ritchie	☐	☐	☐
06 - Frederick L. Russell, Jr.	☐	☐	☐
07 - Gregory M. Share	☐	☐	☐

Proposal	For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as Independent Registered Public Accounting Firm for fiscal year 2020	☐	☐	☐

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2020 Annual Meeting Admission Ticket

2020 Annual Meeting of
Kinsale Capital Group, Inc. Stockholders

Thursday, May 28, 2020, 10:30 a.m. Eastern Daylight Time
The Commonwealth Club
401 W. Franklin Street, Richmond, VA, 23220

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Proxy — Kinsale Capital Group, Inc.

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Proxy Solicited by Board of Directors for Annual Meeting — May 28, 2020

Michael P. Kehoe and Bryan P. Petrucelli, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Kinsale Capital Group, Inc. to be held on May 28, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

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